Exhibit 4.5

EXECUTION COPY

FIRST AMENDMENT TO FORBEARANCE AGREEMENT

This First Amendment to Forbearance Agreement (this “Agreement”) is dated May 27, 2008 and is entered into by and among Vertis Receivables II, LLC (the “Borrower”), Webcraft, LLC (“Webcraft”), Webcraft Chemicals, LLC (“Webcraft Chemicals”), Enteron Group, LLC (“Enteron”), Vertis Mailing, LLC (“Vertis Mailing”), Vertis, Inc. (“Vertis”) and General Electric Capital Corporation, as a “Lender”, as “Swing Line Lender” (in such capacities, the “Lenders”) and as “Administrative Agent” under the Funding Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the parties hereto are the parties to that certain Forbearance Agreement dated April 2, 2008 (as amended hereby, the “Forbearance Agreement”);

WHEREAS, Vertis represents to Administrative Agent and the Lenders that, as a result, inter alia, of its entry into the Restructuring Agreement (as defined herein), it will not make the interest payment due on June 1, 2008 under Vertis’ 13½% Senior Subordinated Notes due December 7, 2009 issued pursuant to the Indenture, dated as of February 28, 2003, between Vertis and the indenture trustee party thereto (the “February 2003 Senior Subordinated Notes Indenture Trustee”) (the “February 2003 Senior Subordinated Notes”) (such circumstances, excluding any further events or actions, the “Missed Senior Subordinated Payment”);

WHEREAS, each of Vertis and Borrower acknowledges that the Missed Senior Subordinated Payment will constitute (i) an Incipient Event of Servicer Termination under Section 8.01(b) of the Sale and Servicing Agreement and (ii) an Incipient Termination Event under Section 8.01(c)(1) and Section 8.01(o)(i) of the Funding Agreement (collectively, the “Senior Subordinated Incipient Termination Events”);

WHEREAS, Vertis represents to Administrative Agent and the Lenders that, as a result, inter alia, of its entry into the Restructuring Agreement, it will not make the interest payment due on June 15, 2008 under Vertis’ 10 7/8% Senior Notes due June 15, 2009 issued pursuant to the Indenture, dated as of June 24, 2002, between Vertis and the indenture trustee party thereto (the “2002 Senior Notes Indenture Trustee”) (the “2002 Senior Notes”) (such circumstances, excluding any further events or actions, the “Missed Senior Notes Payment”);

WHEREAS, each of Vertis and Borrower acknowledges that the Missed Senior Notes Payment will constitute a (i) an Incipient Event of Servicer Termination under Section 8.01(b) of the Sale and Servicing Agreement and (ii) an Incipient Termination Event under Section 8.01(c)(1) and Section 8.01(o)(i) of the Funding Agreement (the “Senior Notes Incipient Termination Events”);

WHEREAS, Borrower, Vertis and the other Transaction Parties have requested that Administrative Agent and the Lenders party to the Forbearance Agreement amend the Forbearance Agreement as set forth herein so as to modify the definitions of “Forbearance

Termination Event” and “Forbearance Termination Date” set forth therein and so as to modify certain other provisions thereof;

WHEREAS, subject to the terms and conditions hereof, Administrative Agent and the Lenders have agreed to grant this request; and

WHEREAS, this Agreement constitutes a Related Document and these Recitals shall be construed as part of this Agreement;

NOW, THEREFORE, in consideration of the representations and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Defined Terms.  Each capitalized term used herein and not otherwise defined herein shall have the meaning attributed to such term in the Forbearance Agreement (including, without limitation, by virtue of its reference to defined terms used in the Funding Agreement); provided, however, that, as used herein, the term “Senior Subordinated Termination Events” shall mean (i) an Event of Servicer Termination under Section 8.01(b) of the Sale and Servicing Agreement and (ii) a Termination Event under Section 8.01(c)(1) and Section 8.01(o)(i) of the Funding Agreement, each on account of the Missed Senior Subordinated Payment, and the term “Senior Notes Termination Events” shall mean (i) an Event of Servicer Termination under Section 8.01(b) of the Sale and Servicing Agreement and (ii) a Termination Event under Section 8.01(c)(1) and Section 8.01(o)(i) of the Funding Agreement, each on account of the Missed Senior Notes Payment; provided, further, that the defined term “Existing Incipient Termination Events”, as used herein and in the Forbearance Agreement shall mean, collectively, (i) the Incipient Event of Servicer Termination under the Sale and Servicing Agreement engendered by the Missed Payment; (ii) the Incipient Termination Event under the Funding Agreement engendered by the Missed Payment; (iii) the Senior Subordinated Incipient Termination Events; and (iv) the Senior Subordinated Termination Events; (v) the Senior Notes Incipient Termination Events; and (vi) the Senior Notes Termination Events.

2.                                      Amendment to Forbearance Agreement.  The parties hereto and to the Forbearance Agreement agree to amend the Forbearance Agreement by:

(a)                                 deleting Section 1(a) therefrom in its entirety and replacing it with the following:

(a)                                 “Forbearance Termination Event” means (i) the occurrence of any Incipient Termination Event, Termination Event, Event of Servicer Termination or Incipient Event of Servicer Termination (other than (A) either Existing Incipient Termination Event, (B) the Existing Incipient Event of Servicer Termination, (C) any Termination Event under Section 8.01(c)(1) or Section 8.01(o)(i) of the Funding Agreement on account of the Missed Payment (a “2003 Indenture Termination Events”) and (D) any Event of Servicer Termination under Section 8.01(b) of the Sale and Servicing Agreement on account of the Missed

Payment (a “2003 Indenture Event of Servicer Termination”)), (ii) the failure of Borrower or any Transaction Party to comply with any term, condition or covenant set forth in this Agreement, (iii) any representation made by Borrower or any Transaction Party under or in connection with this Agreement shall prove to be false in any material respect as of the date when made, (iv) any acceleration of the obligations under Vertis’ 9-3/4% 2003 Senior Secured Notes due April 1, 2009 issued pursuant to the Indenture, dated as of June 6, 2003, between Vertis and the indenture trustee party thereto (the “2003 Senior Secured Notes Indenture Trustee”) (the “2003 Senior Secured Notes”) or the Credit Agreement or the taking of any enforcement action or exercise of any right or remedy under the Credit Agreement or by the holders of the 2003 Senior Secured Notes or the 2003 Senior Secured Notes Indenture Trustee whether based upon the Missed Payment or otherwise, (v) any acceleration of the obligations under the February 2003 Senior Subordinated Notes or the taking of any enforcement action or exercise of any right or remedy by the holders of the February 2003 Senior Subordinated Notes or the February 2003 Senior Subordinated Notes Indenture Trustee whether based upon the Missed Senior Subordinated Payment or otherwise, (vi) any acceleration of the obligations under the February 2002 Senior Notes or the taking of any enforcement action or exercise of any right or remedy by the holders of the 2002 Senior Notes or the 2002 Senior Notes Indenture Trustee whether based upon the Missed Senior Notes Payment or otherwise, (vii) the commencement of any proceeding (whether judicial, extra-judicial, administrative or otherwise) or the taking of any other action to liquidate the businesses of Borrower or any of the other Transaction Parties or the property of any such Person, or to reorganize Borrower or any of the other Transaction Parties, including, without limitation, the appointment of a receiver or other custodian or the making of an assignment to an assignee for the benefit of creditors or other custodians; (viii) the termination (whether in accordance with its terms or otherwise) of, or any default or material breach (which default or material breach is not cured by the deadline (if any) under, as applicable, the Restructuring Agreement or the Agreement and Plan of Merger or any Ancillary Noteholder Agreement with respect thereto) under, the Restructuring Agreement (as defined herein), the Agreement and Plan of Merger (as defined herein) and/or any Ancillary Noteholder Agreement; (ix) the modification or amendment of the Restructuring Agreement, the Agreement and Plan of Merger or any Ancillary Noteholder Agreement without the prior written consent of the Administrative Agent and the Lenders; and/or (x) other than the payment of professional fees and expenses in accordance with Section 5.05 of the Restructuring Agreement or of ordinary course indenture trustee fees and expenses pursuant to the existing terms of the 2002 Senior Notes Indenture, the 2003 Senior Secured Notes Indenture or the February 2003 Senior Subordinated Notes Indenture (each as defined in the Existing Credit Agreement), the payment by the Borrower or any other Transaction Party of any principal, interest, fees, costs, expenses, or reimbursement or indemnification claim under the 2003 Senior Secured Notes, the February 2003 Senior Subordinated Notes, the 2002 Senior Notes or the Mezzanine Notes (as defined in the Existing Credit Agreement).

(b)                                 deleting Section 1(c) therefrom and replacing it with the following:

(c)                                  “Forbearance Termination Date” means the earliest to occur of (i) 5:00 p.m. (New York time) on July 16, 2008, (ii) the date upon which a Forbearance Termination Event occurs or (iii) the “Forbearance Termination Date” under the Forbearance Agreement related to the Existing Credit Agreement dated as of the date hereof among Vertis, certain Affiliates of Vertis, the lenders party thereto and General Electric Capital Corporation, as agent.

3.                                      Conditions to Effectiveness.  The effectiveness of this Agreement is expressly conditioned upon Administrative Agent’s receipt (on behalf of itself and the Lenders) from Borrower and each Transaction Party of the following:

(a)                                 Agreement.  A duly executed counterpart of this Agreement from Borrower, the Lenders and the other Transaction Parties listed on the signature pages hereto.

(b)                                 Restructuring Agreement.  An execution copy of the Restructuring and Lock-Up Agreement dated as of May 22, 2008 (the “Restructuring Agreement”)among, inter alia, Vertis, various other Affiliates of Vertis and the holders of the 2003 Senior Secured Notes, the February 2003 Senior Subordinated Notes, the 2002 Senior Notes and the Mezzanine Notes (each as defined in the Existing Credit Agreement) party thereto or to agreements (each, an “Ancillary Noteholder Agreement” and, together, the “Ancillary Noteholder Agreements”) entered into by Vertis and/or one or more other Transaction Parties in connection therewith and a certificate executed by the chief financial officer of Vertis stating that (I) the Restructuring Agreement and/or the Ancillary Noteholder Agreements have been executed and delivered by the Vertis Parties (as defined in the Restructuring Agreement), the ACG Parties (as defined in the Restructuring Agreement), the holders of at least 66-2/3% of the outstanding principal amount of each of the 2003 Senior Secured Notes, the February 2003 Senior Subordinated Notes and the 2002 Senior Notes and the holders of at least 60% of the outstanding principal amount of ACG Second Lien Notes (as defined in the Restructuring Agreement) and are in effect; and (II) Ancillary Noteholder Agreements have been executed by the Vertis Parties thereto and the legal and/or beneficial holders of a substantial majority of the outstanding principal amount of the Mezzanine Notes (the “Majority Mezzanine Holders”), contain provisions pursuant to which the Majority Mezzanine Holders have agreed to support (and/or to cause the legal holders thereof to support) the transactions contemplated in the Restructuring Agreement and are in effect.

(c)                                  Agreement and Plan of Merger.  A duly executed copy of the Agreement and Plan of Merger (as such term is defined in the Restructuring Agreement) dated as of May 22, 2008.

(d)                                 Other Documents.  Such other documents, instruments and agreements as Administrative Agent may reasonably request, all of which shall be in form and substance satisfactory to Administrative Agent.

4.                                      Representations and Warranties of Borrower.  In order to induce Administrative Agent and the Lenders to enter into this Agreement, each of the Transaction Parties hereby represents and warrants to Administrative Agent and the Lenders that:

(a)                                 Representations and Warranties.  (i) No Incipient Termination Event or Termination Event (other than the Existing Incipient Termination Events) has occurred or is continuing, (ii) no Incipient Event of Servicer Termination or Existing Incipient Event of Servicer Termination (other than the Existing Incipient Event of Servicer Termination) has occurred or is continuing and (iii) no representation or warranty of Borrower or any Transaction Party contained in the Funding Agreement, the Sale and Servicing Agreement or any of the other Related Documents, including this Agreement, is untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date.

(b)                                 Authorization, etc.  Each of Borrower and the other Transaction Parties has the power and authority to execute, deliver and perform this Agreement.  Each of Borrower and the other Transaction Parties has taken all necessary action (including, without limitation, obtaining approval of its members, if necessary) to authorize its execution, delivery and performance of this Agreement.  No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with Borrower’s or any other Transaction Party’s execution, delivery and performance of this Agreement, except for those already duly obtained.  This Agreement has been duly executed and delivered by each of Borrower and the other Transaction Parties and constitutes the legal, valid and binding obligation of each of Borrower and the other Transaction Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).  Each of Borrower’s and the other Transaction Parties’ execution, delivery or performance of this Agreement does not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of Borrower or any of the other Transaction Parties by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture or instrument to which Borrower or any of the other Transaction Parties is a party or which is binding upon them or any one of them, (ii) the February 2003 Senior Subordinated Debt Documents, the 2002 Senior Debt Documents, the 2003 Senior Secured Debt Documents, the Mezzanine Debt

Documents (in each case, as defined in the Existing Credit Agreement), the Restructuring Agreement (or any document entered into by Borrower or any of the other Transaction Parties in connection therewith), the Agreement and Plan of Merger (or any document entered into by Borrower or any of the other Transaction Parties in connection therewith) or any Ancillary Noteholder Agreement (or any document entered into by Vertis or any of the other Transaction Parties in connection therewith), (iii) any law or regulation or order or decree of any court applicable to Borrower or any of the other Transaction Parties, or (iv) the certificate of formation or operating agreement of Borrower or any of the other Transaction Parties.

5.                                      Release.  In consideration of the agreements of Administrative Agent and the Lenders set forth herein, each of Borrower and each Transaction Party hereby releases, remises, acquits and forever discharges the Administrative Agent and the Lenders, and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any matter of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Agreement, the Sale and Servicing Agreement, the Funding Agreement or the Related Documents (collectively, the “Released Matters”).  Each of Borrower and each Transaction Party hereby acknowledges that the foregoing releases in this Agreement are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Each of Borrower and each Transaction Party hereby represents and warrants to each of Administrative Agent and the Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

EACH OF BORROWER AND EACH TRANSACTION PARTY AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED, WAIVED AND DISCHARGED BY THIS AGREEMENT.  EACH OF BORROWER AND EACH TRANSACTION PARTY WAIVES AND RELEASES ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OR ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASES HEREUNDER.

6.                                      Covenant Not to Sue.  Each of Borrower and each Transaction Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each of the Released Parties that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Released Matters released, remised and discharged by such Person pursuant to Section 5 above.  If each of Borrower and each Transaction Party or any of their respective successors, assigns or other legal representatives violates the foregoing covenant, both the Person violating such covenant and Borrower, on a joint and several basis, shall be obligated to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.

7.                                      Effect on the Sale and Servicing Agreement, the Funding Agreement and Related Documents.  Except as expressly set forth herein, all of the terms, conditions and covenants of the Forbearance Agreement, the Sale and Servicing Agreement, the Funding Agreement and the other Related Documents shall remain unaltered and in full force and effect and shall be binding upon Borrower and the other Transaction Parties in all respects and are hereby ratified and confirmed.

8.                                      Costs and Expenses.  Borrower agrees to pay on demand all reasonable costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including the reasonable fees and out-of-pocket expenses of counsel for Administrative Agent with respect thereto.

9.                                      Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.                               Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

11.                               Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.                               Reviewed by Attorneys.  Borrower and each Transaction Party represents and warrants to Administrative Agent and the Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and the documents executed in connection herewith, with such attorneys and other persons and advisors as Borrower may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person.  The parties hereto acknowledge and agree that neither this Agreement nor any other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

[signature pages to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

VERTIS RECEIVABLES II, LLC, as Borrower

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:	/s/ David Johnson
Name: David Johnson
Duly Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION, as the Lender and the Swing Line Lender

By:	/s/ David Johnson
Name: David Johnson
Duly Authorized Signatory

Signature Page to
First Amendment to Forbearance Agreement

VERTIS, INC., as an Originator and as Servicer

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

WEBCRAFT, LLC, as an Originator

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

WEBCRAFT CHEMICALS, LLC, as an Originator

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

ENTERON GROUP, LLC, as an Originator

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

VERTIS MAILING, LLC, as an Originator

By:	/s/ Barry Kohn
Name: Barry Kohn
Title: Chief Financial Officer

Signature Page to
First Amendment to Forbearance Agreement